                                                                                                                                                                  Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Media:
Lynne Baker
847-851-7006
Andrea Meyer
847-585-3937

Investors:
Karen King
847-585-3899

www.careered.com

Career Education Corporation Announces Change to Board of Directors
 Keith K. Ogata to Step Down; Company Initiates New Director Search

HOFFMAN ESTATES, Ill.--(November 16, 2007)--Career Education Corporation (NASDAQ:CECO) announced today that Keith K. Ogata has decided to step down from the board of directors of the company. His departure will be effective December 3, 2007.

“My tenure at Career Education has been exciting and rewarding.  This was a difficult decision for me but necessary due to increasing time commitments associated with new business interests and activities,” said Ogata.  “I am grateful to have been on the board of the company since 1998, seen the company through challenging times and into a new phase of its corporate life with a management team that I believe will lead the company to long-term success and value growth for all stakeholders.”

Ogata currently serves as the chairman of the audit committee and a member of the compliance committee.  After Ogata steps down, fellow audit committee member Dennis Chookaszian will take on the position of chairman of the audit committee, and director Tom Lally will join the audit committee.

“Keith has been an active member of the board and we thank him for his commitment, counsel and guidance,” said Gary McCullough, president and chief executive officer of Career Education Corporation. “We have initiated a search for a new independent director who will bring complementary background and skill sets to the board as it continues to guide and strengthen the company.”

About Career Education Corporation

The colleges, schools, and universities that are part of the Career Education Corporation (CEC) family offer high quality education to approximately 90,000 students across the world in a variety of career-oriented disciplines. The more than 75 campuses that serve these students are located throughout the U.S. and in Canada, France, Italy, and the United Kingdom, and offer doctoral, master's, bachelor's, and associate degrees and diploma and certificate programs. Approximately one-third of its students attend the web-based virtual campuses of American InterContinental University Online and Colorado Technical University Online.

CEC is an industry leader whose gold-standard brands are recognized globally. Those brands include, among others, the Le Cordon Bleu Schools North America; Harrington College of Design; Brooks Institute; International Academy of Design; American InterContinental University; Colorado Technical University and Sanford-Brown Institutes and Colleges. Through its schools, CEC is committed to providing quality education, enabling students to graduate and pursue rewarding careers.

For more information, see the company’s website at http://www.careered.com. The company's website includes a detailed listing of individual campus locations and web links to its more than 75 colleges, schools, and universities.

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